EXHIBIT 99.1


                                                       CONTACT: DAVID GROELINGER
                                                         CHIEF FINANCIAL OFFICER

                               RIDDELL SPORTS INC.
                                    ANNOUNCES
                         SALE OF RIDDELL GROUP DIVISION

New York, N.Y., April 30, 2001, - - Riddell Sports Inc. (AMEX: RDL) today announced that it has signed an agreement to sell its Riddell Group Division to an acquisition affiliate of Lincolnshire Management, Inc., a New York based, private-equity fund. Under the terms of the agreement, Riddell Sports, Inc. will receive cash at closing equal to $61.0 million plus the approximate amount of short-term debt incurred by the Riddell Group Division between January 1, 2001 and closing.

The Company will use the proceeds from the transaction, net of expenses, to reduce indebtedness and/or to be reinvested in the Company's business, in accordance with the terms of the Company's credit facility from Bank of America and it's Senior Notes.

The merger agreement was unanimously approved by the Board of Directors of the Company. The Board of Directors received a fairness opinion from Lehman Brothers, the financial advisor to the Company.

As part of the transaction, Lincolnshire has received commitment letters from GE Capital, as agent, and Comerica Bank, as co-agent, for senior debt financing. PNC Equity Management Corp. has provided a commitment for mezzanine financing, and Lincolnshire, with PNC Equity Management Corp. participating, will provide equity financing for the transaction. The consummation of the transactions contemplated by the merger agreement is subject to several conditions including, among others, the consummation of the above-described financings, the obtaining of required consents or agreements from National Football League Properties and other third parties, the expiration or termination of the waiting period under the Hart-Scott-Rodino laws and the absence of material adverse changes to the business of the Riddell Group Division. Although there can be no assurance that the sale will be completed, the Company expects, subject to the satisfaction of all conditions, to consummate the sale in June 2001. Under certain limited circumstances, if the merger agreement is terminated or the merger is not consummated, Lincolnshire will be entitled to a termination fee of up to $3.5 million.

The Riddell Group Division includes: (i) all of the Company's Team Sports business, except Umbro branded team soccer products, (ii) the Company's licensing segment, which allows third-parties to market certain products using the Riddell and MacGregor trademarks to third parties and (iii) the Company's retail segment, which markets a line of sports collectibles and athletic
equipment  to  retailers  in  the  United   States  and  to  a  limited   extent
internationally.
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In 2000,  the  Company had net sales of  approximately  $235  million,  of which almost $90 million, or approximately 40%, were from the businesses being sold in the proposed transaction. The Company expects that its 2001 earnings will be reduced as a result of the divestiture. The magnitude of the actual impact will depend on the closing date of the proposed transaction.

Commenting on the announcement, Mr. David Mauer, the Company's President and CEO said, "Last year, we hired Lehman Brothers to explore strategic alternatives to enhance stockholder value. This process included analyzing the sale of all or a portion of the Company and identifying key acquisition or investment alternatives. Today, we are happy to announce the sale of the Riddell Group Division and that we continue to work with Lehman Brothers to evaluate acquisition or investment possibilities for the remaining business."

Subsequent to the closing of the transaction, the Company will seek the approval of shareholders to change the Company's name.

Riddell Sports Inc. is a leading marketer and distributor of products and services to the 30 million participants in the extracurricular segment of the educational market. The Company owns or licenses leading brands, such as Riddell, Varsity Spirit, Umbro and MacGregor and provides products and services for team sports and school spirit activities. The Company markets its products and services to schools and recreational organizations and the coaches and participants in the extracurricular market through its own nationwide sales force, web sites targeted to specific activities and a year-round marketing cycle of special events, competitions and instruction.

STATEMENTS MADE IN THIS PRESS RELEASE CONCERNING THE COMPANY'S BUSINESS OUTLOOK AND ANTICIPATED PROFITABILITY, TOGETHER WITH THE STATEMENTS REGARDING THE PROPOSED SALE OF THE RIDDELL GROUP DIVISION ARE "FORWARD LOOKING STATEMENTS" AS THAT TERM IS DEFINED UNDER FEDERAL SECURITIES LAWS. ALL FORWARD LOOKING STATEMENTS ARE SUBJECT TO THE RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO OBTAINING THE REQUISITE FINANCING AND CONSENTS, AND GENERAL ECONOMIC CONDITIONS.

     For more information, visit our web site at http://www.riddellir.com.